UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only

☐	Definitive proxy statement

☐	Definitive additional materials

☒	Soliciting material pursuant to §240.14a-12

NETLOGIC MICROSYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provide by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Filed by NetLogic Microsystems, Inc. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Commission File No. 000-50838

[The following is the text of an e-mail sent to employees of NetLogic Microsystems, Inc. from Ron Jankov, President and CEO, on Monday, June 01, 2009.]

Good morning NetLogic!

Today is a very exciting day for our company and all of us as employees. Today we announced the acquisition of RMI, the technology leader in multi-core, multi-threaded processors for networking, communications, data-center, storage and security. The NetLogic/RMI combination is very synergistic in numerous ways and will lead to a much stronger combined company than either company could have achieved separately. Most important, RMI has a corporate culture very similar to us here at NetLogic; specifically a focus on innovation and differentiation in architecture and design, a dedication to execution excellence and a total commitment to customer support and service. I think that you will find that the DNA of our two companies is virtually identical.

What this does for NetLogic is two things. First, this immediately gives us scale to better compete in the semiconductor market going forward; the combination of NetLogic + IDTI NSE business + RMI is approximately double the size of the current NetLogic. Second, this acquisition dramatically increases our Total Available Market (TAM) from approximately $350-$400M currently to $2.5B overnight. Over time, the Total Servable Market (SAM) for RMI products can reach $6B. Clearly this expansion of our TAM & SAM is a very favorable development for all of us.

I encourage you to read both of the attachments to this message; the press release as well as the script from our conference call this morning to give you more color and detail on this transaction.

Also, we will have an employee meeting . . . at 4pm. Please gather in the lobby as usual.

See you then,

Ron

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Additional Information and Where You Can Find It

In connection with its proposed acquisition of RMI and related stock issuance, NetLogic will file a proxy statement and relevant documents concerning the proposed transaction with the SEC.

INVESTORS AND SECURITY HOLDERS OF NETLOGIC ARE STRONGLY URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NETLOGIC, RMI AND THE PROPOSED TRANSACTION. The proxy statement (when it becomes available) and any other documents filed by NetLogic with the SEC may be obtained free of charge at the SEC’s web site at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by NetLogic on the “Investor Information” pages of our website at http://www.netlogicmicro.com, or by contacting Roland Cortes at (650) 961-6676. Investors and security holders should read the proxy statement and the other relevant materials when they become available before making any voting or other decision with respect to the proposed transaction.

Participants in the Solicitation

NetLogic and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from NetLogic’s stockholders in connection with the proposed transaction. Information regarding our directors’ and officers’ beneficial ownership of NetLogic common stock is included in our proxy statement filed with the SEC on April 10, 2009. Additional information concerning our directors and executive officers can be found in our most recent Annual Report on Form 10-K filed with the SEC on March 4, 2009. Additional information concerning these individuals’ interests in the proposed transaction will be included in NetLogic’s proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and at NetLogic’s website at http://www.netlogicmicro.com, or by contacting Roland Cortes at (650) 961-6676